Exhibit 99.(a)(1)(A)

SYNOPSYS, INC.

700 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CA 94043 U.S.A.
TELEPHONE: (650) 584-5000

OFFER TO AMEND ELIGIBLE OPTIONS

MARCH 23, 2007

SYNOPSYS, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

THE OFFER EXPIRES AT 11:59 P.M., PACIFIC TIME, ON MONDAY, APRIL 23, 2007, UNLESS THE OFFER PERIOD IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Amend Eligible Options (the “Offering Memorandum”), Synopsys, Inc. (“Synopsys”) is offering certain optionholders the opportunity to amend certain of their stock options to purchase Synopsys common stock to increase the exercise price of these options in a manner that Synopsys believes will eliminate the potential adverse personal tax consequences that may apply to these stock options under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the proposed regulations issued by the U.S. Internal Revenue Service (the “IRS”) thereunder and equivalent provisions of certain States. We are making the offer upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”).

The “Expiration Time” of the Offer is 11:59 p.m. Pacific Time on Monday, April 23, 2007. If we extend the period of time during which the Offer remains open, the term “Expiration Time” will refer to the last time and date on which the Offer expires.

The stock options that are the subject of the Offer have each of the following characteristics (the “Eligible Options”):

•       the options were granted to an “Eligible Optionee” (defined below) under Synopsys, Inc.’s 1998 Non-Statutory Stock Option Plan or the 2005 Assumed Stock Option Plan (collectively, the “Plans,” and individually, a “Plan”); and

•       the options were granted on any of the dates set forth in Attachment A hereto during the period from January 8, 2001 to October 10, 2005 (the “Affected Period”); and

•       the options were granted with an exercise price per share that was less than the fair market value per share of the Synopsys common stock underlying the option on the option’s accounting measurement date.

Only certain portions of Eligible Options may be amended under the Offer. The portion of an Eligible Option that is eligible to be amended under the Offer has both of the following characteristics (the “Eligible Portion”):

•       the portion of the Eligible Option that vested after, or is scheduled to vest after, December 31, 2004; and

•       the portion of the Eligible Option that is still outstanding and unexercised as of the “Expiration Time.”

Please note that the portions of Eligible Options that (A) are considered “Grandfathered Options” (defined below), (B) have already been exercised, (C) have expired or otherwise been cancelled or (D) are beneficially owned by someone other than the Eligible Optionee (defined below), are not eligible for the Offer (the “Ineligible Portion”). A “Grandfathered Option” is the portion of an Eligible Option that was vested as of December 31, 2004. Under the currently available guidance under Section 409A, Grandfathered Options are exempted from the adverse personal tax treatment under Section 409A and therefore are not subject to the Offer. Any amendment of the Eligible Portion(s) of your Eligible Option(s) will not affect the Ineligible Portion(s) of your Eligible Option(s).

All individuals who were granted Eligible Options and who, as of the Expiration Time, (1) are current employees of Synopsys and (2) are subject to taxation in the United States in respect of their Eligible

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Option may participate in the Offer (the “Eligible Optionees”). None of our members of our Board of Directors is eligible to participate in the Offer, and none of our executive officers who was an executive officer at the time of the grant of an Eligible Option is eligible to participate in the Offer with respect to that Eligible Option.

If you are an Eligible Optionee you will receive instructions in a separate personalized email sent to you in connection with this Offering Memorandum on how to submit your election whether to amend your Eligible Options electronically through the Mellon Investor Services (“Mellon”) website. The form of election screen is included as Attachment B hereto. Your election screen will show your Eligible Option(s) (including the Eligible Portion thereof). If you believe you may be an Eligible Optionee and have not yet received your personalized email, please call our information agent for the Offer, Mellon, Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

As noted above, the Offer is being conducted to address certain potential adverse personal tax consequences under Section 409A. Synopsys has recently determined that certain stock options were granted, for accounting purposes, with an exercise price that is less than the fair market value of the Synopsys common stock subject to such options on the applicable “measurement date” (which is the date of grant for accounting purposes but which is not necessarily the same as the “grant date” set forth on your option agreement). As a result of this accounting determination Synopsys has determined that these stock options were granted, for tax purposes, with an exercise price that is less than the fair market value of Synopsys common stock on the grant date and therefore will be subject to adverse personal tax consequences under Section 409A. These adverse personal tax consequences, discussed in greater detail in Section 12 of this Offering Memorandum, include an obligation to recognize, in connection with the exercise and vesting of the option and regardless of whether the option is ever exercised, ordinary income tax at your usual rate, plus an additional 20% federal tax under Section 409A, plus certain other state and federal tax penalties (including for California residents and residents of certain other states, a state tax that duplicates the tax imposed under Section 409A), all of which could result in an Eligible Optionee paying tax at an aggregate tax rate of 80% or more on the Eligible Portion as a consequence of the option being subject to Section 409A.

The Offer is being made to permit Eligible Optionees to address the potential adverse personal tax consequences that apply to their Eligible Options under Section 409A (and certain state’s tax laws). Under the currently available guidance for Section 409A, Eligible Optionees should be able to avoid the adverse personal tax treatment of Section 409A if certain changes are made to the Eligible Portions of the Eligible Options. Therefore, we are offering to amend your Eligible Option(s) to increase the exercise price of the Eligible Portion(s) to the applicable “Corrected Exercise Price” (as defined below) so that your Eligible Option(s) should no longer be subject to the adverse personal tax treatment of Section 409A. However, you should note that the application of Section 409A (and any state tax laws) to the Eligible Options, as amended pursuant to the Offer, is not entirely free from doubt. See Section 12 of this Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 29.

The table contained in Attachment A hereto sets forth, with respect to each original grant date at issue, the respective exercise price and the fair market value of the common stock on the date that was determined to be the “measurement date” for accounting purposes for options granted on that original grant date (which is the “Corrected Exercise Price” for the Eligible Portion(s) of your Eligible Option(s) if you accept the Offer). In determining the fair market value of our common stock on a given date, we use the closing price of our common stock on the NASDAQ Global Select Market, previously the Nasdaq National Market (“NASDAQ”), as adjusted for the 2:1 stock split on September 23, 2003, if applicable. Accordingly, the Corrected Exercise Price set forth in Attachment A reflects the closing price of our common stock on NASDAQ on the correct accounting measurement date for the Eligible Option. The Corrected Exercise Prices are between $0.05 and $4.33 higher than the original exercise prices, depending on the date of grant.

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Below is an illustration of the tax consequences of exercising an Eligible Option that has been amended pursuant to the Offer versus exercising an Eligible Option that is not so amended.

EXAMPLE

You are a resident of California and hold a discounted option to acquire 500 shares of Synopsys stock at an exercise price of $19.00, 300 of which vested prior to 2005 (the “Ineligible Portion”) and 200 of which vested in 2005 and 2006 and remain unexercised (the “Eligible Portion”). The fair market value of the option on the correct accounting measurement date was $20.00. The discount on the option is therefore $1.00 per share. Synopsys is offering to amend the unexercised portion of the Eligible Portion (i.e., 200 shares) to increase the exercise price from $19.00 to $20.00 per share.

If you were to accept the Offer and subsequently exercised and immediately sold the Eligible Portion at a stock price of $25.00, then you would have a gain of $1,000 (equal to ($25.00 - $20.00) x 200), which would be subject to ordinary income and employment taxes of $519.50 (assuming you were subject to the maximum rate of 35% federal, 9.3% California, 6.2% Social Security and 1.45% Medicare). You would therefore have net after-tax proceeds of $480.50 with respect to the Eligible Portion.

If, however, you chose not to accept the Offer, the entire gain relating the Eligible Portion would be subject to an additional federal tax of 20% and state tax of 20% (plus, in each case, an interest charge and penalty) on the total gain. This tax would be in addition to your regular ordinary income tax on those shares. Therefore, in this example (ignoring the interest charge and penalty), your gain would be $1,200 (equal to ($25.00 - $19.00) x 200), but this gain would be reduced by a total tax of $1,103.40, resulting in net after-tax proceeds of $96.60.

In both cases, the Ineligible Portion (the 300 shares which vested prior to 2005) would continue to have an exercise price of $19.00 and would be exercisable without being subject to the 409A tax.

Each Eligible Option that is amended pursuant to the Offer (each an “Amended Option”) will have the same material terms and conditions as it did prior to the amendment, including the same exercise and vesting schedule and expiration date, except that the Eligible Portions of the Amended Options will have a new exercise price and new deemed date of grant. The amendment of each Eligible Option pursuant to the Offer will not affect the terms and conditions of the Ineligible Portion of the Eligible Option(s).

You are not required to tender your Eligible Option(s) for amendment. If you elect to tender an Eligible Option, you must tender the entire Eligible Portion. If you hold more than one Eligible Option and you wish to participate in the Offer, you must tender all of your Eligible Options. You may not tender less than all of your Eligible Options. You may not tender stock options that are not Eligible Options. If you hold more than one Synopsys stock option, you may hold both Eligible Options and options that are not Eligible Options. Your personalized election screen will identify which of your stock options is an Eligible Option for purposes of the Offer.

If you have properly accepted the Offer, Synopsys will amend the Eligible Portion(s) of your Eligible Option(s), effective as of the Expiration Time (such date, the “Amendment Date”), to reflect the Corrected Exercise Price. After you make or change your election electronically, you will see an Election Confirmation screen (in substantially the form of Attachment C hereto) confirming your election and you will receive a Final Election Confirmation email (in substantially the form of Attachment D or Attachment E hereto, as applicable) within five (5) business days after the Expiration Time.

You should be aware that we believe adverse personal tax consequences under Section 409A (and similar state tax laws) will apply to any Eligible Option if it is not amended pursuant to the Offer. You will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and any similar state laws) resulting from any decision not to accept our offer to amend your Eligible Options, including

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as a result of any exercises of Eligible Options after February 5, 2007. Before deciding whether to tender your Eligible Option(s) for amendment, you should carefully review this Offering Memorandum, as well as the information on Synopsys and its business and financial status to which we refer you in this Offering Memorandum.

ALTHOUGH THE BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND AMEND YOUR ELIGIBLE OPTION(S). YOU MUST MAKE YOUR OWN DECISION WHETHER TO AMEND YOUR ELIGIBLE OPTION(S). YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO AMEND YOUR ELIGIBLE OPTION(S). WE RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL, LEGAL AND TAX ADVISORS TO DETERMINE THE CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

We will assess whether we are permitted to make the Offer in all states in which Eligible Options were granted. In the event that we determine that we are not legally able to make the Offer in a particular state, we reserve the right to withdraw the Offer in that particular jurisdiction. If we withdraw the Offer in a particular state, the Offer will not be made to, nor will requests for amendments be accepted, from or on behalf of Eligible Optionees in such state. At our discretion, however, we may take any actions necessary for us to make the Offer legally available to Eligible Optionees in any jurisdiction.

Shares of our common stock are quoted on NASDAQ under the symbol “SNPS.” On March 9, 2007, the closing price of our common stock as reported on NASDAQ was $25.68 per share. As of March 9, 2007, options to purchase 21,004,827 shares of our common stock were issued and outstanding under the Plans, including the Eligible Portions of the Eligible Options to purchase up to 4,268,728 shares of our common stock. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

You should direct questions about the Offer and requests for assistance in completing the necessary forms to Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this Offering Memorandum or the Schedule TO of which this Offering Memorandum is a part and the rules of the Plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only.

IMPORTANT

Whether you wish to accept the Offer or not, you must electronically make an election with respect to your Eligible Options through the Mellon website. You will be able to make an election electronically through the Mellon website using instructions to be sent to you via email. The form of election screen is included as Attachment B hereto. Your election (and any subsequent change thereto) must be made electronically through the Mellon website by 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later termination date if we extend the Offer). Any election not electronically made by the Expiration Time will be disregarded.

You are receiving this Offering Memorandum by electronic means. You may request a written copy of the Offering Memorandum or the Schedule TO of which this Offering Memorandum is a part at no charge by calling Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

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We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option(s) pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum (including the Attachments hereto). If anyone makes any such recommendation or representation to you or gives you any such information, you may not rely upon that recommendation, representation or information as having been authorized by Synopsys. We strongly recommend that you consult with your financial, legal and tax advisors to determine the tax and other consequences to you of electing or declining to participate in the Offer.

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ATTACHMENT A	TABLE OF GRANT DATES
ATTACHMENT B	FORM OF ELECTION SCREEN
ATTACHMENT C	FORM OF ELECTION CONFIRMATION SCREEN (PRE-EXPIRATION TIME)
ATTACHMENT D	FORM OF FINAL ELECTION CONFIRMATION EMAIL (POST-EXPIRATION TIME FOR OFFER PARTICIPANTS)
ATTACHMENT E	FORM OF FINAL ELECTION CONFIRMATION EMAIL (POST-EXPIRATION TIME FOR OFFER NON-PARTICIPANTS)

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RISK FACTORS RELATING TO THE OFFER

Participation in the Offer involves a number of potential risks.

This section highlights the material risks of accepting the Offer and tendering your Eligible Option(s) for amendment. You should carefully consider these risk factors relating to the Offer described below and the risk factors relating to our business and financial condition, and you should carefully read the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments hereto) before deciding to accept or decline the Offer.

Tax Risks

Even if you accept the Offer and receive Amended Option(s), the tax treatment of Amended Options under Section 409A is not completely certain, and you may still be required to recognize income prior to the exercise of your Amended Option(s) and pay a 20% federal penalty plus additional interest charges in respect of  your Amended Option(s) under Section 409A.

Section 409A generally provides that you will recognize taxable income at the time a discounted stock option is no longer subject to a substantial risk of forfeiture (for example, when such option vests) and that you will recognize additional taxable income each year until the discounted option is exercised. Such income would be taxable at ordinary income rates and will also be subject to a 20% federal penalty tax, and possibly interest charges, in addition to the usual applicable withholding and employment taxes.

We believe that by accepting the Offer, an Eligible Optionee will avoid the adverse personal tax consequences under Section 409A with respect to the Eligible Portion(s) of your Eligible Option(s), as we believe that we have complied in good faith with the guidance issued to date by the IRS with respect to offering to amend the Eligible Portion(s) of your Eligible Option(s) to avoid the adverse personal tax consequences of Section 409A. Guidance issued after the date of the Offer or a future determination by the IRS could provide that the Amended Options do not avoid the adverse personal tax consequences of Section 409A. Therefore, it is not completely certain that amending the Eligible Options pursuant to the Offer would completely avoid the potential adverse personal tax consequences under Section 409A.

The tax treatment of discounted options under state tax law or the tax laws of other jurisdictions is not completely certain, and you may be required to recognize income prior to the exercise of your Eligible Option(s) or pay an additional tax penalty and interest charge in respect of your Eligible Option(s) under applicable state laws, even if you participate in the Offer.

It is possible that the discounted option will be subject to taxes that are imposed under applicable state tax laws that are similar to Section 409A. Therefore, you may incur taxes and penalties under such provisions with respect to your Eligible Option based on the state in which you are subject to taxation, in addition to the federal taxes and penalties you may pay under Section 409A. For instance, California has adopted a provision similar to Section 409A that will result in an aggregate state and federal tax rate of approximately 80% with regard to a discounted stock option. Based on the informed guidance provided to date, we believe that participation in the Offer will avoid the potential adverse personal tax consequences under the California law that is similar to Section 409A. However, guidance issued after the date of the Offer or a future determination by the California Franchise Tax Board could change this conclusion.

In addition, if you are subject to the tax laws in more than one state, you should be aware that tax consequences of more than one state may apply to your Eligible Option(s) as a result of your participation in the Offer.

Section 12 of this Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer.

You should review Section 12 carefully and you are strongly encouraged to consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.

Procedural Risks

You are responsible for making your election prior to the Expiration Time. You should print a copy of the Election Confirmation screen from the Mellon Investor Services website and the Final Election Confirmation email that you receive. You must submit all elections electronically via the Mellon Investor Services website. This website is accessible using the instructions included in the personalized email sent to you. Submissions made by any other means, including email, hand delivery, facsimile, inter-office mail or U.S. mail (or other postal service), will NOT be accepted. Your election must be made by 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later termination date if we extend the Offer). Any election not electronically made by the Expiration Time will be disregarded.

After you make or change your election electronically, you will see an Election Confirmation screen and you will receive a Final Election Confirmation email within five (5) business days after the Expiration Time. In the event that you do not see an Election Confirmation screen when you make or change your election or do not receive your Final Election Confirmation email in the time frame described above, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended October 31, 2006 filed with the SEC on January 11, 2007 and our Quarterly Report on Form 10-Q for the period ended January 31, 2007 filed with the SEC on March 9, 2007, which are incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

OFFERING MEMORANDUM

FOR

OFFER TO AMEND ELIGIBLE OPTIONS

SUMMARY TERM SHEET & FREQUENTLY ASKED QUESTIONS

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 17 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments hereto), as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the Risk Factors relating to the Offer.

Summary of Material Terms of the Offer

Eligible Options

Eligible Options are those stock options that were granted (1) under the Plans, (2) with an exercise price per share that was less than the fair market value per share of the Synopsys common stock underlying the option on the option’s accounting measurement date, and (3) with an original grant date as listed in Attachment A hereto. Note that all options granted on these dates are Eligible Options.

Eligible Portion

Only the Eligible Portion of an Eligible Option may be tendered in the Offer. The Eligible Portion of the Eligible Option is the portion that (1) vested or is scheduled to vest after December 31, 2004 and (2) remains outstanding and unexercised as of the Expiration Time.

Eligible Optionees

All individuals who were granted Eligible Option(s) and who, as of the Expiration Time, are (1) current employees of Synopsys and (2) subject to U.S. taxation, may participate in the Offer. None of our members of our Board of Directors is eligible to participate in the Offer, and none of our executive officers who was an executive officer at the time of the grant of an Eligible Option is eligible to participate in the Offer with respect to that Eligible Option.

Proposed Amendment

Synopsys will amend the Eligible Portion of the Eligible Options to reflect the Corrected Exercise Price. The other material terms and conditions of the Eligible Option(s), including the vesting schedule and option expiration date, will not be affected by the amendment.

Corrected Exercise Price

The Corrected Exercise Price is the closing price of Synopsys’ stock reported on NASDAQ on the correct accounting measurement date for the Eligible Option. The Corrected Exercise Price is set forth opposite the Original Grant Date in Attachment A hereto. The Corrected Exercise Prices are between $0.05 and $4.33 higher than the original exercise prices, depending on the date of grant.

Election Choices

If an Eligible Optionee wishes to tender an Eligible Option, he or she must tender the entire Eligible Portion of that Eligible Option. In addition, if an Eligible Optionee holds more than one Eligible Option and he or she wishes to participate in the Offer, all Eligible Options must be tendered.

Grandfathered Option	The portion of an Eligible Option that was vested as of December 31, 2004.
Ineligible Portion	The portion of an Eligible Option (1) that is considered a “Grandfathered Option,” (2) that has already been exercised or (3) that has expired or otherwise been cancelled.

Frequently Asked Questions

General Questions about Section 409A and the Offer

Please see the following sections of this Offering Memorandum for more information on Section 409A: Section 2, Purpose of the Offer, beginning on page 20 and Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 29. Please also see the following section of this Offering Memorandum for further details about the terms and conditions of the Offer: Section 1, Eligible Optionees; Eligible Options; the Proposed Amendment; Additional Considerations; the Amended Options; Expiration and Extension of Offer, beginning on page 17.

Q1:                   What questions and answers can I find below regarding the Offer?

General Questions about Section 409A and the Offer

Q2:                  Why is Synopsys making the Offer?

Q3:                  What is Section 409A?

Q4:                  What happens if options are deemed to be deferred compensation under Section 409A?

Q5:                  Why may Synopsys stock options be deemed to have been granted at a discount for purposes of Section 409A?

Q6:                  What is the Offer?

Q7:                  Which Synopsys stock options are and are not subject to the Offer?

Q8:                  What is the Eligible Portion of my Eligible Option?

Q9:                  Am I an Eligible Optionee?

Q10:           If I live outside of the United States, may I participate in the Offer?

Q11:           Does the Offer apply to shares of Synopsys common stock that I currently own?

Q12:           Does Section 409A or the Offer apply to shares I purchased through the Synopsys Employee Stock Purchase Plan?

Q13:           Does Section 409A apply to my out-of-the-money options?

Q14:           What happens to the portion of my Eligible Option that I have already exercised?

Q15:           What happens to the portion of my Eligible Option that was vested as of December 31, 2004?

Q16:           Will the vesting of my Eligible Option(s) change if I participate in the Offer?

Q17:           Will the number of shares subject to my Eligible Option(s) change if I participate in the Offer?

Q18:           Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option(s)? What does “tender” mean?

Questions About the Corrected Exercise Price

Q19:           Who sets the Corrected Exercise Price?

Q20:           If I elect to amend my Eligible Option, does the Corrected Exercise Price apply to all of the shares subject to my Eligible Option?

Q21:           If I elect to amend my Eligible Option(s), when can I exercise?

Q22:           Will Synopsys compensate me for the loss of the discount on my Eligible Options?

Questions About Deciding Whether to Participate in the Offer

Q23:           Am I required to participate in the Offer?

Q24:           If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option(s) will not be subject to the adverse personal tax consequences under Section 409A?

Q25:           If I choose to participate in the Offer, am I required to amend the entire Eligible Portion of my Eligible Option? If I hold more than one Eligible Option, may I elect to amend only one of those Eligible Options?

Q26:           What happens if I hold an Eligible Option and I do not participate in the Offer?

Q27:           Will my decision about whether to participate or not in the Offer affect my eligibility to receive future equity awards from Synopsys?

Q28:           What does Synopsys think of the Offer?

Q29:           Can anyone at Synopsys or Mellon Investor Services help me decide whether I should participate in the Offer?

Q30:           What risks should I consider in deciding whether to participate in the Offer?

Q31:           How might stock price fluctuations in the future impact my decision?

Q32:           Where can I find more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Q33:           If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Q34:           If I am an Eligible Optionee but I do NOT want to amend my Eligible Option(s), do I need make an election?

Q35:           During what period of time may I make my election?

Q36:           How will I know if the period of time during which the Offer will remain open is extended?

Q37:           What happens if my service with Synopsys terminates prior to the Expiration Time?

Q38:           Can I change my election after I have submitted my election?

Q39:           Can I exercise my Eligible Option(s) prior to the Expiration Time?

Q40:           Will Synopsys tell me if there is a problem with my election?

Q41:           How will I know if I have properly accepted the Offer?

Q42:           If I accept the Offer, when will my Eligible Option(s) be amended?

Q43:           Is there any reason why my Eligible Option(s) would not be amended if I make an election to accept the Offer?

Questions About the Tax Consequences of the Offer

Q44:           What are the tax consequences to me under Section 409A if I don’t accept the Offer?

Q45:           What are the tax consequences to me if I accept the Offer and amend the Eligible Portion(s) of my Eligible Option(s)?

Q46:           What happens if the Internal Revenue Code changes again?

Q2:                   Why is Synopsys making the Offer?

As reported in Synopsys’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2007, subsequent to the fourth quarter of fiscal 2005 Synopsys discovered an error in its option grant process relating to the documentation of grants solely with respect to non-executive stock option grants. As a result of this review, we identified 40 occasions during the Affected Period on which we used incorrect measurement dates for determining the accounting consequences of certain stock options. As such, Synopsys has determined that these affected stock options were granted at a discount for both accounting and tax purposes, which we believe exposes the holders of these impacted stock option grants to potentially adverse tax treatment under Section 409A of the Internal Revenue Code (the “Code”).

The Offer is being made to permit certain holders (the Eligible Optionees) of those affected options (the Eligible Options) to address the potential adverse personal tax consequences that apply to their Eligible Options under Section 409A. By amending such options, the Eligible Optionee should be able to avoid the application of such adverse federal tax treatment and, for certain holders, adverse state tax consequences. However, you should note that the application of Section 409A to the Eligible Options is not entirely free from doubt.

Q3:                   What is Section 409A?

Effective January 1, 2005, Section 409A was added to the Code by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in certain forms of deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock to the extent such options were unvested as of December 31, 2004.

Q4:                   What happens if options are deemed to be deferred compensation under Section 409A?

As of the date of the Offer, the IRS has not issued final guidance regarding how options which are deemed to be deferred compensation would be treated under Section 409A. However, based on currently available guidance, we believe that the following adverse U.S. federal tax consequences would apply to Eligible Options that are not amended pursuant to the Offer:

•       For discounted options which remain unexercised as of the end of a year after 2004, the optionee would generally recognize taxable income in the tax year(s) after 2004 when the discounted option vests. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares and less any income previously recognized. While it is not clear how this value would be measured, such taxation would likely be based on the value of the shares on December 31 of the applicable year. Please note that taxation could occur in such manner even though the discounted option remains unexercised.

•       The optionee would generally recognize taxable income in the tax year(s) after 2005 when the discounted option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price and any income previously recognized (e.g., income recognized upon vesting as described above).

•       The optionee would incur an additional twenty percent (20%) tax because of Section 409A on the income recognized in connection with the paragraphs above. Synopsys notified employees who exercised Eligible Options during 2006 and January 1, 2007 through February 5, 2007 and has agreed to pay the Section 409A tax associated with such exercises.

•       The optionee may also be liable for additional tax in the nature of interest if the income should have been recognized in an earlier year than first reported.

In addition, some states have also adopted laws similar to Section 409A such that a state tax would be payable as the discounted options vest and an optionholder may also incur additional taxes and penalties based on the state in which he or she is subject to taxation. For instance, California has adopted a provision similar to Section 409A that could result in an aggregate state and federal tax rate of approximately 80% or more with regard to a discounted stock option for individuals subject to taxation in California.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state tax laws) on your Eligible Option(s). Synopsys will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with the Eligible Portion of those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007.

Q5:                   Why are Synopsys stock options deemed to have been granted at a discount for purposes of Section 409A?

The discounted nature of your options arises from the process that Synopsys used from 1999 until late 2005 to grant employee options. This process was not used for executive officer options.

•       Synopsys scheduled twelve weeks each year (one week per calendar month) in which Synopsys would grant stock options to employees who had been hired in the previous month or who were recommended to receive a performance grant.

•       On the Friday of each such “grant week,” the price of the option was set.

•       The grant date of the option was the day during the grant week on which the lowest closing price of Synopsys’ stock occurred.

•       The grant paperwork was signed on the Friday of each grant week or if the required signers were not available, early the next week.

The process was established in order to consolidate all new hire and performance grants into aggregate monthly grants. In this way, Synopsys would not need to prepare grant paperwork with various grant dates for each and every new hire or promotional stock grant. However, because of this practice, a new employee could wait up to 30 days for his or her option to be granted. In a rising stock price environment, such an employee could receive a stock option with an exercise price higher, and sometimes significantly higher, than Synopsys’ stock price on the date of hire or promotion. In order to mitigate the impact to these employees, Synopsys determined that the grant date should be the day during the “grant week” on which the lowest closing price of Synopsys’ stock occurred.

However, this process created a discount equal to the difference between the accounting measurement date (generally Friday, when the lowest price of the grant week was known) and the lowest price of the grant week. In cases in which the lowest price during the grant week occurred on a Friday, such options are not considered discounted. The amount of this discount ranges between $0.05 and $4.33 per share.

Management changed this process in late 2005 and options granted since then have been granted on a fixed date each month, using the closing price on such date.

Q6:                   What is the Offer?

Synopsys is offering to amend the Eligible Portion(s) of certain stock option grants that may be deemed to be discounted stock options so they should no longer be subject to the adverse personal tax treatment of Section 409A. Specifically, Synopsys is offering to amend the Eligible Portion of each Eligible Option to increase the exercise price to the fair market value of Synopsys’ stock on the correct accounting measurement date for the Eligible Option, as set forth in Attachment A hereto.

Each Eligible Option that is amended pursuant to the Offer (as previously defined, the “Amended Option”) will have the same terms and conditions as it did prior to the amendment, including the same exercise and vesting schedule and expiration date and the terms of the applicable Plan under which it was granted.

Q7:                   Which Synopsys stock options are and are not subject to the Offer?

As previously described, certain option grants that we call “Eligible Options” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A and it is these stock options that are the subject of the Offer. If you are an Eligible Optionee you should have received a personalized email allowing you to access an election screen that identifies your Eligible Option(s). Please see Q9 for more information on your status as an Eligible Optionee. Eligible Options are those stock options that have each of the following characteristics:

•       the options were granted on any of the dates set forth in Attachment A hereto during the period from January 8, 2001 to October 10, 2005 (the “Affected Period”); and

•       the options were granted with an exercise price per share that was less than the fair market value per share of the Synopsys common stock underlying the option on the option’s accounting measurement date.

Please note that if you hold Synopsys options granted on the dates other than those shown on Attachment A, such options are not considered discounted and are not subject to Section 409A. For this reason, any options you received in our 2005 option exchange and granted on June 23, 2005 are not discounted and can be exercised without Section 409A consequences.

If you have a question as to whether any option that you were granted is an Eligible Option, please see your individual election screen. If you have any questions regarding your election screen, or if you did not receive your personalized email, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Q8:                   What is the Eligible Portion of my Eligible Option?

The portion of your Eligible Option that may be amended under the Offer has both of the following characteristics:

•       the portion of the Eligible Option is vested, or is scheduled to vest, after December 31, 2004; and

•       the portion of the Eligible Option is still outstanding and unexercised as of the Expiration Time.

Only an Eligible Optionee may participate in the Offer.

Q9:                   Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted an Eligible Option and, as of the Expiration Time, you are (1) a current employee of Synopsys and (2) subject to taxation in the United States in respect of your Eligible Option(s).

If you are an Eligible Optionee, you should have received a personalized email that allows you to access your individual screen describing your Eligible Option(s). If you believe that you are an Eligible Optionee and if you have not yet received your personalized email, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Q10:            If I live outside of the United States, may I participate in the Offer?

If you are an Eligible Optionee who is subject to taxation in the United States, you may participate in the Offer regardless of where you live.

Q11:            Does the Offer apply to shares of Synopsys common stock that I currently own?

No. The Offer relates only to Eligible Options that are currently unexercised.

Q12:            Does Section 409A or the Offer apply to shares I purchased through the Synopsys Employee Stock Purchase Plan?

No. The additional tax under Section 409A does not apply to shares purchased through Synopsys’ Employee Stock Purchase Plan, notwithstanding the automatic discount afforded by that plan. For this reason, the Offer does not apply to any of such shares.

Q13:            Does Section 409A apply to my out-of-the-money options?

All options granted on the dates listed in Attachment A are considered discounted, even if their exercise price currently exceeds the current stock price. Therefore Section 409A will apply to any Eligible Options with an exercise price currently greater than our stock price.

Q14:            What happens to the portion of my Eligible Option that I have already exercised?

Pursuant to the transitional relief and proposed regulations provided under Section 409A, if you exercised your Eligible Option (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to the adverse personal tax consequences under Section 409A.

However, if you exercised your Eligible Option(s) (or portion thereof) during calendar year 2006 or 2007, no similar transitional relief has been expressly provided by the Internal Revenue Service. The exercised Eligible Option(s) (or portion thereof) may be subject to adverse personal tax consequences under Section 409A (and similar state tax laws). On February 8, 2007, the Internal Revenue Service (IRS) issued Announcement 2007-18, which permitted employers to settle federal taxes due under Section 409A with respect to options exercised in 2006 on behalf of their employees. On February 21, 2007, Synopsys applied to the IRS to participate in such program. On March 8, 2007, the California Franchise Tax Board (“FTB”) issued Instructions for FTB Notice 2007-1, which permitted employers to settle California taxes due under the California equivalent of Section 409A (California Revenue & Taxation Code Section 17501) with respect to options exercised in 2006 on behalf of their employees. On March 12, 2007, Synopsys applied to the FTB to participate in such program.

Accordingly, Synopsys plans to make a payment to the appropriate taxing authorities not later than June 30, 2007, of the amounts due under Section 409A (and equivalent California provisions) for employees who exercised Eligible Options in 2006. The payment of the tax will constitute taxable income to these employees in 2007. Synopsys will pay federal and state income taxes on such payment on behalf of such employees, based on the maximum federal and state tax rates provided by applicable law, as well as any employment taxes due.

The federal and California state programs described above are not applicable for exercises of discounted options that occurred in 2007. Therefore, for Eligible Options exercised in 2007 up to and including February 5, 2007, Synopsys will make a special payment to eligible optionees in an amount equal to the 409A taxes due on such exercises as well as an amount to cover federal and state (if applicable) income taxes on this special payment later in 2007.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state tax laws) on your previously exercised options.

Q15:            What happens to the portion of my Eligible Option(s) that was vested as of December 31, 2004?

Under the currently available guidance under Section 409A, stock options (or any portion of a stock option) that had vested as of December 31, 2004 are exempted, or “grandfathered,” from the adverse personal tax treatment under Section 409A. Therefore, these options are not eligible for the Offer and the exercise price of these options will not change, regardless of whether you accept the Offer or not.

Q16:            Will the vesting of my Eligible Option(s) change if I participate in the Offer?

No. Your Eligible Option(s), as amended by the Offer, will continue to be subject to the current vesting schedule.

Q17:            Will the number of shares subject to my Eligible Option(s) change if I participate in the Offer?

No. The number of shares of our common stock subject to the Eligible Option(s) will not change, except as the number may change in accordance with the terms of the applicable Plan in the event of any change in the capitalization of Synopsys between the time the Offer commences and the Expiration Time (such as a stock split).

Q18:            Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option(s)? What does “tender” mean?

We are offering to amend the Eligible Options in a way that requires the consent of the Eligible Optionee. The SEC may take the position that we are offering a new option to you in exchange for your existing option, or to “tender” your Eligible Option(s) to us and in exchange we will give you Amended Option(s). The SEC requires that if we are asking you to “tender” your Eligible Option(s), then we must make certain filings with the SEC and provide you with disclosures such as those contained in this Offering Memorandum. This Offering Memorandum contains the official terms and conditions of our Offer.

We will occasionally refer in this document to you “tendering” your Eligible Option(s) for amendment, by which we mean that you will make your election electronically to permit Synopsys to amend the Eligible Portion(s) of your Eligible Option(s) upon the expiration of the Offer.

Questions About the Corrected Exercise Price

Q19:            Who sets the Corrected Exercise Price?

As described in Question 5 above, Synopsys’ prior option grant process assigned the lowest closing price of Synopsys stock during each grant week as the exercise price. Because this price was not known until the Friday of the grant week, the correct grant or “measurement date” for accounting purposes was generally the Friday of each grant week. Therefore, the Corrected Exercise Price is the closing stock price on the Friday of the week in which you were granted an Eligible Option. The price is higher than your original grant price. The amount of this increase ranges from $0.05 to $4.33 per share, as adjusted for the 2:1 stock split on September 23, 2003.

Q20:            If I elect to amend my Eligible Option, does the applicable Corrected Exercise Price apply to all of the shares subject to that Eligible Option?

No. The Corrected Exercise Price applies only to the shares subject to the Eligible Portion of an Eligible Option that is amended pursuant to the Offer. The other shares that may be purchased upon the exercise of your Eligible Option(s) (i.e., the shares that you purchase upon the exercise of the Ineligible Portion) will be purchased at the original exercise price (as adjusted for the 2:1 stock split on September 23, 2003 and any similar event in the future under the terms of the Plans).

Q21:            If I elect to amend my Eligible Option(s), when can I exercise?

If you have properly accepted the Offer, Synopsys will amend the Eligible Portion(s) of your Eligible Option(s), effective as of the Expiration Time (such date, the “Amendment Date”) to reflect the Corrected Exercise Price. When you make or change your election electronically, you will see an Election Confirmation screen confirming your election and you will receive a Final Election Confirmation email within five (5) business days after the Expiration Time. Please note that, due to the complexity of amending just the Eligible Portions of your Eligible Options in our stock database, your Amended Options may not be available for exercise for up to twenty (20) business days following the Expiration Time. Any exercise of your stock options must comply with the Synopsys Insider Trading Policy. In addition, you may not exercise your unvested stock options.

Q22:            Will Synopsys compensate me for the loss of the discount on my Eligible Options?

The Offer contains only an offer to increase the exercise price of the Eligible Portion of your Eligible Options in order to avoid adverse tax consequences under Section 409A. There is no compensation or other consideration that is offered as part of the Offer.

Questions About Deciding Whether to Participate in the Offer

Q23:            Am I required to participate in the Offer?

No.  Participation in the Offer is voluntary and you are not required to amend your Eligible Option(s). However, the Offer is a one-time-only opportunity and Synopsys is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to amend their Eligible Options to avoid the tax consequences of Section 409A.

Q24:            If I accept the Offer, am I guaranteed that the Eligible Portion of my Eligible Option(s) will not be subject to the adverse personal tax consequences under Section 409A?

No.  At this time there is relatively limited guidance as to how Section 409A applies to Eligible Options, including Eligible Options that are amended pursuant to the Offer. We believe that the Offer complies in good faith with available guidance to avoid the potentially adverse personal tax consequences of Section 409A and applicable state laws of similar effect.

Please see Section 12 of this Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 29 for more detailed information regarding potential tax consequences of the Offer.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q25:            If I choose to participate in the Offer, am I required to amend the entire Eligible Portion of my Eligible Option? If I hold more than one Eligible Option, may I elect to amend only one of those Eligible Options?

If you tender an Eligible Option for amendment, you must tender the entire Eligible Portion of that Eligible Option. If you hold more than one Eligible Option and you wish to participate in the Offer, you must tender all of your Eligible Options. You may not tender less than all of your Eligible Options.

Q26:            What happens if I hold an Eligible Option and I do not participate in the Offer?

If you do not elect to participate in the Offer then Synopsys will not amend any of your Eligible Option(s) to reflect the new applicable Corrected Exercise Price(s).

In such a case, you should be aware that Synopsys will treat your Eligible Options not amended pursuant to the Offer as subject to the adverse personal tax consequences under Section 409A (and state tax laws) and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007. See Section 12 of this Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 29 for more detailed information regarding the tax consequences of not participating in the Offer.

Q27:            Will my decision about whether to participate or not in the Offer affect my eligibility to receive future equity awards from Synopsys?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from Synopsys. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of Synopsys without regard to an Eligible Optionee’s decision to accept or reject the Offer.

Q28:            What does Synopsys think of the Offer?

Although the Board has approved the Offer, neither Synopsys nor our Board of Directors makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend the Eligible Portion(s) of your Eligible Option(s). You should carefully review this Offering Memorandum, all of the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax, and legal advisors to determine whether to accept or decline the Offer.

Q29:            Can anyone at Synopsys or Mellon Investor Services help me decide whether I should participate in the Offer?

We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option(s) pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than Mellon Investor Services, which may only assist you in submitting your election, and the information and representations contained in this Offering Memorandum, the Attachments and the Exhibits to the Schedule TO available at www.sec.gov. If anyone (including anyone at Synopsys or Mellon Investor Services) makes any such recommendation or representation to you or gives you any such information, you may not rely upon that recommendation, representation or information as having been authorized by Synopsys. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q30:            What risks should I consider in deciding whether to participate in the Offer?

In amending your Eligible Option(s), you should carefully consider the risks that are part of our business and financial condition, as well as certain tax risks, which are described beginning on page 1 of this Offering Memorandum.

Q31:            How might stock price fluctuations in the future impact my decision?

While we believe that the Offer should allow Eligible Optionees to avoid the adverse personal tax consequences of Section 409A and state laws of similar effect, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Corrected Exercise Price(s) than they would by not participating in the Offer, exercising at the original exercise price, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the consequences of accepting or rejecting the Offer.

Q32:            Where can I find more information about the Offer?

The complete terms and conditions of the Offer are set forth in this Offering Memorandum, including the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto. You should carefully read this Offering Memorandum in its entirety to learn about the Offer. In addition, we have retained Mellon Investor Services in order to assist Eligible Optionees in case you have questions.

Questions About the Process of Making an Election Under the Offer

Q33:            If I am an Eligible Optionee, how do I make an election to participate in the Offer?

If you are an Eligible Optionee, you should have received a personalized email in substantially the form of Attachment B hereto that describes your Eligible Option(s) (including the Eligible Portion(s) thereof) and gives you instructions on how to access the Mellon Investor Services website in order to make an election. If you believe you may be an Eligible Optionee and have not yet received your personalized email, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Whether you wish to accept the Offer or not, you must electronically make your election with respect to your Eligible Options through the Mellon website. Your election must be made electronically through the Mellon website using instructions sent to you via email. Your election must be made by 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later termination date if we extend the Offer). Any election not electronically made by the Expiration Time will be disregarded.

Please print and keep a copy of your Election Confirmation screen generated after you make your election for your records.

Q34:            If I am an Eligible Optionee but I do NOT want to amend my Eligible Option(s), do I need to make an election?

All Eligible Optionees should visit the Mellon website using the personalized email sent to them in order to make an election whether to accept the Offer or not. However, if you do not elect to amend your Eligible Options by the Expiration Time, you will be deemed to have made an election to keep your Eligible Options. In such a case, Synopsys believes that the adverse personal tax consequences under Section 409A (and similar state tax laws) would apply to your Eligible Option, and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007.

Q35:            During what period of time may I make my election?

The Offer, and your right to tender or not to tender your Eligible Option for amendment, and your right to withdraw or change any previous election to tender or not to tender your Eligible Option for amendment, expires at 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. You must make your election electronically (and any changes thereto) before the extended Expiration Time. If you do not make your election electronically before the Expiration Time, you will not be able to amend your Eligible Option.

Q36:            How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 11:58 p.m., Pacific Time, on Monday, April 23, 2007. Any announcement relating to the Offer will be sent promptly to all Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from Synopsys or Mellon Investor Services.

Q37:            What happens if my service with Synopsys terminates prior to the Expiration Time?

If your service to us terminates prior to the Expiration Time, you will no longer be an Eligible Optionee and no longer eligible to participate in the Offer. In such a case, based on current guidance, the adverse tax consequences under Section 409A should not apply to your post-termination exercises of your stock options. See Section 12 of this Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 29.

Q38:            Can I change my election after I have submitted my election?

You may change your previously submitted election at any time prior to the Expiration Time. You may change your previously submitted election more than once. To submit a change to your election during the Offer, you must submit a new election electronically via the Mellon Investor Services website. You should print a copy of your Election Confirmation screen for your records.

Q39:            Can I exercise my Eligible Option(s) prior to the Expiration Time?

You may exercise your Eligible Option(s) during the term of the Offer, provided that such exercise complies with the existing terms of your Eligible Option(s), the Synopsys Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. However, any election you have made to accept the Offer as to the exercised shares will be null and void. Synopsys believes that the potential adverse personal tax consequences under Section 409A (and similar state tax laws) will apply to the Eligible Portion of any Eligible Option that is exercised prior to the Expiration Time and therefore not amended pursuant to the Offer, and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible, including as a result of any exercises of Eligible Options after February 5, 2007.

Q40:            Will Synopsys tell me if there is a problem with my election?

If you have properly submitted your election through the Mellon \website, you will see an Election Confirmation screen. If you do not see such Election Confirmation screen, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time. Please note that Synopsys is not obligated to give you notice of any problems with your election and no one will be liable for failing to give notice of any defects or irregularities.

Q41:            How will I know if I have properly accepted the Offer?

You will see an Election Confirmation screen confirming your election after you make or change your election electronically on the Mellon website. You will receive a Final Election Confirmation email within five (5) business days after the Expiration Time. If you do not see or receive such communications, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time. Synopsys will determine, in its discretion, all questions as to the form and validity, including time of receipt, of documentation related to the Offer. Our determinations regarding these matters will be final and binding.

Q42:            If I accept the Offer, when will my Eligible Option(s) be amended?

Unless we amend or terminate the Offer in accordance with its terms, Synopsys will amend the Eligible Portion of those Eligible Options as to which you properly made a valid election (and did not validly revoke that election) effective as of the Expiration Time (such date, the “Amendment Date”, is currently expected to be Monday, April 23, 2007) to reflect the applicable Corrected Exercise Price. Please note that, due to the complexity of amending just the Eligible Portions of your Eligible Options in our stock database, your Amended Options may not be available for exercise for up to twenty (20) business days following the Expiration Time.

Q43:            Is there any reason why my Eligible Option(s) would not be amended if I make an election to accept the Offer?

The Offer is subject to the terms and conditions described in this Offering Memorandum. We will only accept elections as to the Eligible Portion(s) of the Eligible Option(s) that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of this Offering Memorandum before the Expiration Time. We may, however, reject any or all elections to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Option(s) tendered for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q44:            What are the tax consequences to me under Section 409A if I do not accept the Offer?

If you do not accept the Offer as to your Eligible Option(s), we believe you will be subject to taxation as described in Q4 above. You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A on your Eligible Option(s). Based on the available facts, Synopsys will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, the income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007.

Q45:            What are the tax consequences to me if I accept the Offer and amend the Eligible Portion(s) of my Eligible Option(s)?

If you accept the Offer to amend the Eligible Portion(s) of your Eligible Option(s), the amendment of your Eligible Option(s) should not be a taxable event for U.S. federal income tax purposes. We believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the potentially adverse personal tax consequences of Section 409A and applicable state laws of similar effect. Accordingly, we believe that based on available guidance, you should not be subject to the adverse tax consequences of Section 409A if you accept the Offer to amend the Eligible Portion of your Eligible Option(s). However, at this time, there is relatively limited guidance as to how Section 409A applies to Amended Options and you are strongly encouraged to consult with your personal tax, financial and legal advisors to determine whether or not to accept the Offer.

Q46:            What happens if the Internal Revenue Code changes again?

Although we believe that the Offer gives our Eligible Optionees an opportunity to avoid certain penalties and other adverse personal tax consequences under Section 409A in light of current guidance, we cannot guarantee that future guidance, the final regulations, or other changes to Section 409A will not affect the tax treatment of your Eligible Option(s) in the future.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

OFFER TO AMEND ELIGIBLE OPTIONS

INTRODUCTION

THE OFFER

1.                 ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; ADDITIONAL CONSIDERATIONS; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF OFFER.

Synopsys, Inc. (“Synopsys”) is offering certain optionees the opportunity to amend certain portions of certain options to purchase Synopsys common stock that were granted under Synopsys, Inc.’s 1998 Non-Statutory Stock Option Plan or the 2005 Assumed Stock Option Plan (collectively, the “Plans” and individually, a “Plan”). As described in this Section 1 of the Offer to Amend Eligible Options (the “Offering Memorandum”), Synopsys is offering to amend each Eligible Option (as defined herein) to reflect the “Corrected Exercise Price” (i.e., the fair market value of the common stock on the “measurement date” that was determined for accounting purposes as applicable to the Eligible Portion (as defined herein)). The other material terms and conditions of the Eligible Option (as amended pursuant to the Offer, the “Amended Option”), including any current vesting schedule, will not be affected by the Offer.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Offer.” The Offer is not conditioned upon the acceptance of the Offer by a minimum number of optionees or the tender of elections to amend options covering a minimum number of shares.

Eligible Optionees

All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees of Synopsys and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”). Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Synopsys will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.

None of our members of our Board of Directors (the “Board”) is eligible to participate in the Offer, and none of our executive officers who was an executive officer at the time of the grant of an Eligible Option is eligible to participate in the Offer with respect to that Eligible Option.

Eligible Options

The stock options that are the subject of the Offer have each of the following characteristics (the “Eligible Options”):

•       the options were granted to an Eligible Optionee under the Plans; and

•       the options were granted on any of the dates set forth in Attachment A hereto during the period from January 8, 2001 to October 10, 2005 (the “Affected Period”); and

•       the options were granted with an exercise price per share that was less than the fair market value per share of the Synopsys common stock underlying the option on the option’s grant date.

If you have a question as to whether any option that was granted to you during the Affected Period is an Eligible Option, please see the personalized election screen made available to you through the Mellon Investor Services website. If you have questions regarding your election screen, or you did not receive your personalized email allowing you to access your election screen, please call our information agent for the Offer, Mellon Investor Services (“Mellon”), Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Only certain portions of an Eligible Option may be amended under the Offer. The portion of an Eligible Option(s) that is eligible to be amended under the Offer has both of the following characteristics (the “Eligible Portion”):

•       the portion of an Eligible Option that vested, or is scheduled to vest, after December 31, 2004; and

•       the portion of an Eligible Option still outstanding and unexercised as of the Expiration Time.

Only Eligible Optionees may participate in the Offer.

Please note that the portions of Eligible Options that (A) are considered “Grandfathered Options” (defined below), (B) have already been exercised, (C) have expired or otherwise been cancelled or (D) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer (the “Ineligible Portion”). A “Grandfathered Option” is the portion of an Eligible Option that was vested as of December 31, 2004. Under the currently available guidance under Section 409A, Grandfathered Options are exempt from the adverse personal tax treatment under Section 409A and therefore are not eligible to participate in the Offer. Any amendment of the Eligible Portion(s) of your Eligible Option(s) will not affect the Ineligible Portion of your Eligible Option(s).

If you are an Eligible Optionee, you should have received a personalized email in substantially the form of Attachment B hereto that describes your Eligible Option(s) (including the Eligible Portion(s) thereof). If you believe that you are an Eligible Optionee and you have not yet received your personalized email, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m. Eastern Time.

As of March 9, 2007, options to purchase 21,004,827 shares of Synopsys common stock were outstanding under the Plans with exercise prices of between $14.65 and $35.70. Of these options, the Eligible Portions of the Eligible Options cover an aggregate of 4,268,728 shares of our common stock. As of March 9, 2007, the shares of common stock issuable upon the exercise of the Eligible Portions of the Eligible Options represent approximately 20.32% of the total shares of common stock issuable upon exercise of all options outstanding under the Plans and approximately 2.94% of the total outstanding shares of Synopsys’ common stock.

The Proposed Amendment

The Offer is an offer to amend your Eligible Option(s) to increase the original exercise price of the Eligible Portion(s) to the applicable Corrected Exercise Price(s). The Corrected Exercise Price is the fair market value of our stock on the correct accounting measurement date for your Eligible Options. The table set forth in Attachment A hereto sets forth the original date of grant, the original exercise price and the Corrected Exercise Price for the Eligible Options. In determining the fair market value of our common stock on a given date, we use the closing price of our common stock on the NASDAQ Global Select Market, previously the Nasdaq National Market (“NASDAQ”). Accordingly, the Corrected Exercise Price(s) in the table set forth in Attachment A hereto reflects the closing price of our common stock on NASDAQ on the applicable accounting measurement date for the Eligible Options. The Corrected Exercise Prices are between $0.05 and $4.33 higher than the original exercise prices, depending on the date of grant.

Eligible Options amended pursuant to the Offer (as previously defined, the “Amended Options”) will have the same material terms and conditions as prior to the amendment, including the same vesting schedule and expiration date, except that the Eligible Portions of the Amended Option will have a new exercise price and new deemed date of grant.

You are not required to tender your Eligible Option(s) for amendment. If you elect to tender the Eligible Portion(s) of your Eligible Option(s), you must tender the entire Eligible Portion(s). If you hold more than one Eligible Option and you wish to participate in the Offer, you must tender all of your

Eligible Option(s). You may not tender less than all of your Eligible Options. You may not tender stock options that are not Eligible Options. If you hold more than one Synopsys stock option, you may hold both Eligible Option(s) and options that are not affected by Section 409A. Your personalized election screen will identify which of your stock options is an Eligible Option for purposes of the Offer.

Additional Considerations

In deciding whether to accept the Offer to amend your Eligible Option(s) to reflect the applicable Corrected Exercise Price(s), you should know that Synopsys continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. In the ordinary course of business, Synopsys considers strategic transactions, including business combinations. In addition, we are currently reviewing the current size and structure of our Board.

The Amended Options

Unless we amend or terminate the Offer in accordance with its terms, Synopsys will amend the Eligible Options as to which participating Eligible Optionees properly made a valid election (and did not validly revoke that election), effective as of the Expiration Time (such date, the “Amendment Date”), is currently expected to be Monday, April 23, 2007) to reflect the applicable Corrected Exercise Price(s) as applicable to the Eligible Portion(s).

The amendment of the Eligible Portion of an Eligible Option pursuant to the Offer will not affect the terms and conditions of the Eligible Portion, other than as to the exercise price and deemed date of grant, and will not affect the Ineligible Portion of the Eligible Option. Each Amended Option will continue to be subject to the same vesting schedule as in effect prior to the amendment pursuant to the Offer. The number of shares of our common stock subject to each Amended Option will be equal to the number of shares of our common stock subject to the Eligible Option prior to the amendment (except as such number may be adjusted in the event of certain corporate changes as currently provided in the Plans).

Each Amended Option (including the Ineligible Portion, if any) will continue to be subject to the terms and conditions of the Plans. The terms of the Plans permit us to amend outstanding options with the written consent of the optionholder. The Plans are administered by our Board and a committee appointed by the Board to administer the Plans, specifically the Compensation Committee. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of the Amended Options, have been registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), on one or more Registration Statements on Form S-8 filed with the SEC. The preceding description of the Plans is a summary and is not complete. Additional information about the Plans may be found in the Plans, which are filed as an Exhibit to the Schedule TO available at www.sec.gov and are incorporated herein by reference, and in the S-8 Registration Statements and the related Prospectuses prepared in connection with the Plans. Please send an email to stock@synopsys.com to request copies of the Plans and the related Prospectuses. Copies will be provided promptly and at our expense. You should carefully review the current terms of your Eligible Options, as well as the Plans and Plan Prospectuses.

Please note, however, that the Offer is subject to the terms and conditions described in this Offering Memorandum. As further described in Section 6 below, we will only accept elections as to the Eligible Portions of the Eligible Options that are properly submitted for amendment and not validly withdrawn (in accordance with Sections 4 and 5 of this Offering Memorandum) before the Expiration Time. We may, however, reject an election to the extent that we determine it was not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Option tendered for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

Expiration and Extension of Offer

The Offer, your right to tender or not to tender your Eligible Option(s) for amendment, and your right to withdraw or change any previous election to tender or not to tender your Eligible Option(s) for amendment, expires at 11:59 p.m., Pacific Time, on Monday, April 23, 2007, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. Whether you wish to accept the Offer or not, you must electronically submit your election through the Mellon website before the Expiration Time. Any prior election that is not changed before the Expiration Time will be irrevocable after that time.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires and we must receive the required election documents before the extended Expiration Time. Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.

If you do not elect to amend the Eligible Portion(s) of your Eligible Option(s) before the Expiration Time, the Eligible Portion(s) will remain subject to the current terms, including the current exercise price(s), exercise schedule(s) and expiration date(s). You should be aware that we believe adverse personal tax consequences under Section 409A will apply to each of your Eligible Option(s) if not amended pursuant to the Offer, and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007. We encourage you to consult your personal tax, legal, and financial advisors.

2.                 PURPOSE OF THE OFFER.

Synopsys has determined that certain stock options that were approved for grant under the Plans were granted at a discount from fair market value for accounting purposes and, therefore, are subject to adverse personal tax consequences under Section 409A and the guidance and the proposed regulations issued by the IRS thereunder. Section 409A, effective January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options granted with an exercise price that is less than the fair market value of the underlying common stock to the extent such options were unvested as of December 31, 2004.

Under current guidance, we believe that the following adverse U.S. federal tax consequences apply to the Eligible Options that are not amended pursuant to the Offer:

•       For discounted options which remain unexercised as of the end of a year after 2004, the optionee would generally recognize taxable income in the tax year(s) after 2004 when the discounted option vests. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares and less any income previously recognized. While it is not clear how this value would be measured, such taxation would likely be based on the value of the shares on December 31 of the applicable year. Please note that taxation could occur in such manner even though the discounted option remains unexercised.

•       The optionee would generally recognize taxable income in the tax year(s) after 2005 when the discounted option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price and any income previously recognized (e.g., income recognized upon vesting as described above).

•       The optionee would incur an additional twenty percent (20%) tax because of Section 409A on the income recognized in connection with the paragraphs above. Synopsys notified employees who exercised Eligible Options during 2006 and January 1, 2007 through February 5, 2007 and has agreed to pay the Section 409A tax associated with such exercises.

•       The optionee may also be liable for additional tax in the nature of interest if the income should have been recognized in an earlier year than first reported.

In addition to the federal tax implications discussed above, some states have adopted provisions similar to Section 409A such that a state tax would be payable as the discounted options vest and so you may incur additional taxes and penalties under these state law provisions based on the state in which you are subject to taxation. For instance, California has adopted a provision similar to Section 409A that applies to California taxpayers and that could result in an aggregate state and federal tax rate of approximately 80% or more of the value of the option (even if the option is never exercised).

The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that would apply to their Eligible Options under Section 409A, by amending these options with terms that we believe should avoid the application of such adverse federal tax treatment. However, you should note that the application of Section 409A to the Eligible Options is not entirely free from doubt. See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 28.

Neither we nor our Board will make any recommendation as to whether you should accept the Offer to amend the Eligible Portion(s) of your Eligible Option(s), nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that we believe adverse personal tax consequences under Section 409A (and state tax laws that are similar to Section 409A) will apply to each of your Eligible Option(s) if it is not amended pursuant to the Offer and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.                 STATUS OF ELIGIBLE OPTIONS NOT AMENDED IN THE OFFER.

If you choose not to accept the Offer to amend your Eligible Option(s), your Eligible Option(s) will remain outstanding in accordance with the existing terms and Synopsys will treat them as subject to adverse personal tax consequences under Section 409A (and similar state tax laws) with respect to the Eligible Portion(s). You will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible Options, including as a result of any exercises of Eligible Options after February 5, 2007.

4.                 PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.

Obtain Personalized Email.   In a separate email sent in connection with the Offer, each Eligible Optionee is receiving instructions on how to submit an electronic election through the Mellon Investor Services (“Mellon”) website. Mellon is our information agent for the Offer. The form of election screen is included as Attachment B hereto. Your election must be made electronically through the Mellon website by 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later termination date if we extend the Offer). Any election not electronically made by the Expiration Time will be disregarded. If you believe you are an Eligible Optionee and you did not receive your personalized email, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Submit Your Election.   If you are an Eligible Optionee, and wish to accept the Offer, you must make an election through the Mellon website. If you make an election for any of your Eligible Options, such election will apply to all of your Eligible Options.

Your election must be made through the Mellon website by 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later termination date if we extend the Offer). Any election not electronically made by the Expiration Time will be disregarded. If you do not submit your election before the Offer expires, it will have the same effect as if you rejected the Offer.

View and Print Confirmation of Election.   After you make or change your election electronically, you will see an Election Confirmation screen that confirms your election (in substantially the form of Attachment C hereto). Within five (5) business days after the Expiration Time, we will email you a Final Election Confirmation that confirms the last election that you made for your Eligible Option(s) as of the Expiration Time (in substantially the form of Attachment D or Attachment E hereto, as applicable). Please print and keep a copy of the Election Confirmation screen(s) and Final Election Confirmation email that you receive. In the event that you cannot view your Election Confirmation screen or do not receive a Final Election Confirmation email confirming your elections in the time frame described, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time. Please also call Mellon if you have any questions about submitting your election.

Acceptance of Elections.   As further described in Section 6 and 13 of this Offering Memorandum, while we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted elections promptly following the deadline of 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later expiration date if Synopsys extends the Offer). If you do not submit your election before the Offer expires, it will have the same effect as if you rejected the Offer. However, as further described in Section 6 of this Offering Memorandum, we may decline to amend any Eligible Options to the extent that we determine the election is not properly completed or submitted or to the extent that we determine it would be unlawful to accept an Eligible Option for amendment.

5.                 CHANGE IN ELECTION.

Once you have submitted an election electronically with respect to your Eligible Option(s), you may only change your election by submitting a new election electronically using the Mellon website as described in the personalized email sent to you today.

You may change your election at any time before 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later expiration date if we extend the Offer). You may change your election more than once. Additionally, you may withdraw your election to amend your Eligible Option(s) if forty (40) business days after the commencement of the Offer we have not accepted your Eligible Option(s) for amendment. The date of the fortieth (40th) business day after the commencement of the Offer is Monday, May 21, 2007.

Your election must be made electronically by 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later termination date if we extend the Offer). Any attempt to change your elections will be disregarded if not made by the Expiration Time.

View and Print Confirmation of Election.   After you submit your election electronically, you will see an Election Confirmation screen (in substantially the form of Attachment C). Within five (5) business days after the Expiration Time, we will email you a Final Election Confirmation that confirms the last election that you made as of the Expiration Time (in substantially the form of Attachment D or Attachment E hereto, as applicable). Please print and keep a copy of the Election Confirmation screen and Final Election Confirmation that you receive via email. In the event that you do see an Election Confirmation screen after you make your election or receive a Final Election Confirmation email confirming your elections in the time frame so described, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time. Please also call Mellon if you have any questions about submitting your election (or a change thereto).

6.                 ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.

Acceptance of Elections.   While we may later extend, terminate or amend the Offer, we currently expect to accept for amendment all elections properly submitted (and not subsequently withdrawn) in respect of the Eligible Portion of Eligible Options promptly following the Expiration Time (which we currently expect to be 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later expiration date if Synopsys extends the Offer)). If elections from all Eligible Optionees as to all of the Eligible Options are made, then, subject to the terms and conditions of the Offer, we will amend options to purchase a total of approximately 4,268,728 shares of our common stock, or approximately 2.94% of the total shares of our common stock outstanding as of March 9, 2007.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.   We will determine, in our sole discretion, all questions as to the number of shares subject to the Eligible Options and the Eligible Portion(s) of the Eligible Option(s), as well as the validity, form, eligibility (including time of receipt) and acceptance of elections submitted electronically. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all elections to the extent that we determine they were not properly submitted or to the extent that we determine it is unlawful to accept an Eligible Option that you elected to amend.

We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees.

We may waive any defect or irregularity in any election with respect to any particular option or any particular Eligible Optionee. No Eligible Option(s) will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities.

Our Acceptance Constitutes an Agreement.   Your acceptance of the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. If you receive a Final Election Confirmation email, you may assume that your election was properly submitted and has been accepted. Our acceptance of your properly submitted election will form a binding agreement between you and us on the terms and subject to the conditions of the Offer. If we accept your election to amend your Eligible Option(s), the Eligible Option(s) will be considered automatically amended as to the Eligible Portion(s), effective as of the Amendment Date, without any further action by any party.

7.                 CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Option(s) that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Option(s) that you elect to amend, in each case if at any time on or after March 23, 2007 and on or before April 23, 2007, or a later date if the Offer is extended, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to amend:

•       if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond Monday, April 23, 2007;

•       if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a)           challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)          delay or restrict our ability, or render us unable, to accept the Eligible Options for amendment for some or all of the Eligible Options elected for amendment; or

(c)           materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•       if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

•       if there is:

(a)           any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b)          the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(c)           any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action;

•       if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)           any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 23, 2007; or

(b)          any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or making a public announcement that it intends to acquire us or any of our assets or securities; or

•       the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us:

(a)           litigation or other proceedings instituted against us or our subsidiaries, or any of our officers or directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Synopsys (other than litigation disclosed in our SEC filings as of the date of the Offer);

(b)          a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c)           the suspension of trading in our equity securities by the SEC or by the NASDAQ; or

(d)          a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 11:59 p.m., Pacific Time, on Monday, April 23, 2007 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in the Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.

We currently expect that we will accept promptly after the Expiration Time all elections that are properly submitted and have not been validly withdrawn prior to the Expiration Time.

The Offer is not conditioned upon any financing arrangement or financing plans.

8.                 PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock, which are quoted on NASDAQ under the symbol “SNPS.” The following table sets forth the high and low sales price per share of our common stock and the cash dividends paid per share, for the periods indicated.

	High	Low
Fiscal Year ended October 31, 2007
First Quarter	$27.49	$21.84
Second Quarter (through March 20, 2007)	$26.90	$24.02
Fiscal Year ended October 31, 2006
Fourth Quarter	$22.77	$17.45
Third Quarter	$22.06	$17.07
Second Quarter	$24.25	$21.00
First Quarter	$22.36	$18.19
Fiscal Year ended October 31, 2005
Fourth Quarter	$19.54	$16.83
Third Quarter	$18.80	$16.42
Second Quarter	$19.40	$16.18
First Quarter	$19.90	$16.05
Fiscal Year ended October 31, 2004
Fourth Quarter	$23.00	$14.34
Third Quarter	$30.70	$23.65
Second Quarter	$36.77	$26.57
First Quarter	$37.50	$28.38

As of March 9, 2007, there were approximately 505 holders of record of our common stock who together held approximately 145,191,581 shares of our common stock. We have never paid or declared any cash dividends. We currently expect to retain working capital for use in the operation and expansion of our business and therefore do not anticipate paying any cash dividends.

As of March 9, 2007, the last reported sale price of our common stock, as reported on NASDAQ, was $25.68 per share.

9.                 INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

The directors and executive officers of Synopsys and their positions and offices as of March 9, 2007 are set forth in the following table:

Name	Age	Position(s) Held With Synopsys
Aart J. de Geus	52	Chief Executive Officer and Chairman of the Board; Director
Chi-Foon Chan	57	President and Chief Operating Officer; Director
Bruce R. Chizen	51	Director
Deborah A. Coleman	54	Director
Sasson Somekh	60	Director
Roy Vallee	54	Director
Steven C. Walske	54	Director
Brian M. Beattie	53	Chief Financial Officer
John Chilton	49	Senior Vice President, Marketing and Business Development
Janet S. Collinson	46	Senior Vice President, Human Resources and Facilities
Antun Domic	55	Senior Vice President and General Manager, Implementation Group
Wolfgang Fichtner	56	Senior Vice President and General Manager, Silicon Engineering Group
Manoj Gandhi	46	Senior Vice President and General Manager, Verification Group
Deirdre Hanford	44	Senior Vice President, Global Technical Sales
Paul Lo	48	Senior Vice President and General Manager, Analog/Mixed Signal Group
Joseph W. Logan	48	Senior Vice President, Worldwide Sales
Brian E. Cabrera	41	Vice President, General Counsel and Corporate Secretary
Joachim Kunkel	48	Vice President and General Manager, Systems and IP Group

The address of each director and executive officer is c/o Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043, and the telephone number is (650) 584-5000. None of our members of our Board of Directors is eligible to participate in the Offer, and none of our executive officers who was an executive officer at the time of the grant of an Eligible Option is eligible to participate in the Offer with respect to that Eligible Option.

As of March 9, 2007, our executive officers and directors as a group (18 persons) held outstanding options to purchase a total of 1,129,823 shares of our common stock under the Plans. This represented approximately 5.38% of the shares subject to all outstanding options under the Plans as of that date.

The following table sets forth the beneficial ownership of each of our directors and executive officers and all of our executive officers and directors as a group (18 persons) of the aggregate number of shares subject to all outstanding options held by such persons under the Plans as of March 9, 2007. Our directors and executive officers are not eligible to receive options under the Plans. Therefore, the executive officers listed below who hold options granted under the Plans received such options before the time they became executive officers of Synopsys. The percentages below are based upon the total number of outstanding options under the Plans.

Name of Optionholder	Number of Outstanding Options Under the Plans Beneficially Owned (Total Options) (#)	Percentage of Options Outstanding under the Plans (%)
Directors:
Aart J. de Geus	0	0
Chi-Foon Chan	0	0
Bruce R. Chizen	0	0
Deborah A. Coleman	0	0
Sasson Somekh	0	0
Roy Vallee	0	0
Steven C. Walske	0	0
Executive Officers (Non-Directors):
Brian M. Beattie	0	0
John Chilton	251,192	1.23%
Janet S. Collinson	92,700	*
Antun Domic	291,750	1.43%
Wolfgang Fichtner	0	0
Manoj Gandhi	109,869	*
Deirdre Hanford	188,750	*
Paul Lo	48,659	*
Joseph W. Logan	63,421	*
Brian E. Cabrera	0	0
Joachim Kunkel	83,482	*
All directors and executive officers as a group (18 persons)	1,129,823	5.54%

*                    Indicates less than 1%.

None of our members of our Board of Directors is eligible to participate in the Offer, and none of our executive officers who was an executive officer at the time of the grant of an Eligible Option is eligible to participate in the Offer with respect to that Eligible Option. Current executive officers who hold Eligible Options are as follows as of March 9, 2007:

Name of Optionholder	Outstanding Eligible Options Beneficially Owned (#)	Outstanding Eligible Portion of Eligible Options Beneficially Owned (#)	Percentage of all Eligible Options
Janet S. Collinson	44,000	10,668	0.25%
Joachim Kunkel	35,837	22,418	0.53%
Paul Lo	31,000	23,500	0.55%
Joseph W. Logan	28,667	26,917	0.63%
	139,504	83,503	1.96%

As of March 9, 2007, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•       outstanding options to purchase an aggregate of 1,129,823 shares of our common stock pursuant to the Plans;

•       outstanding options to purchase an aggregate of 8,002,260 shares of our common stock pursuant to our equity compensation plans (other than the Plans);

•       the outstanding stock options granted to our directors described in our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders, filed with the SEC on February 20, 2007 and as supplemented on March 9, 2007 (the “Proxy Statement”), which is incorporated herein by reference;

•       the outstanding stock options granted to our Named Executive Officers and described in the Proxy Statement and in our other filings with the SEC pursuant to the rules and regulations promulgated under the Securities Exchange Act, which are incorporated herein by reference;

•       the outstanding stock options granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in Note 8 to our Consolidated Financial Statements as set forth in our Annual Report on Form 10-K for the fiscal year ending October 31, 2006, which is incorporated herein by reference;

•       Our Executive Change of Control Severance Benefit Plan described in the Proxy Statement; and

•       Our employment agreements with our Chairman and Chief Executive Officer and President and Chief Operating Officer, as amended, described in our Proxy Statement.

To our knowledge, neither we, nor our directors, our executive officers or the affiliates of any of our directors or executive officers have not engaged in any transaction that involved options to purchase our common stock during the 60 days prior to the date of this Offering Memorandum other than (i) option and restricted stock grants and purchases under Synopsys’ Employee Stock Purchase Plan made in the ordinary course of business  pursuant to plans described in our Proxy Statement for our 2007 Annual Meeting of Stockholders and (ii) exercises and sales of options described below:

•       On March 12, 2007, Chi-Foon Chan exercised options for 100,000 of Common Stock.

•       On February 28, 2007, each of Brian M. Beattie, Brian E. Cabrera, Chi-Foon Chan, John Chilton, Jan Collinson, Aart de Geus, Manoj Gandhi, Deirdre Hanford and Joachim Kunkel acquired 471 shares of Common Stock under Synopsys’ Employee Stock Purchase Plan.

•       On February 23, 2007 Chi-Foon Chan exercised options for 50,000 of Common Stock.

10.          ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all of the Eligible Options subject to the Offer are tendered, we anticipate that we will incur a cash expense of up to approximately $215,000. This amount includes, but is not limited to, filing, legal and accounting fees and printing costs. According to Financial Accounting Standards No. 123(R) (“FAS No. 123(R)”), Share-Based Payment, a company modifying an award under FAS No. 123(R) would incur non-cash compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If the Eligible Options are tendered, the modified awards result in a lower fair value than the original awards, and thus, the modification does not result in an accounting consequence.

11.          LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Option(s) that you elect to amend. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to amend Eligible Option is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.

12.          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the amendment of Eligible Options under the Offer. Before accepting the Offer, we strongly recommend that you consult with your personal financial, tax and legal advisors to determine the federal, state, local and foreign tax consequences of electing or declining to participate in the Offer. Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be your responsibility to pay. This discussion is based on the Code, its legislative history, Treasury Regulations (including those in proposed form) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionees.

Tax Consequences Generally Applicable to Nonstatutory Stock Options.   Under the Code, no taxable income is recognized by an optionholder upon the grant of a nonstatutory option. In general, the optionholder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionholder will be required to satisfy the tax withholding requirements applicable to such income. Synopsys will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionholder with respect to the exercised nonstatutory option. The deduction will generally be allowed for our taxable year in which such ordinary income is recognized by the optionholder.

Tax Consequences Related to Eligible Options that Are Not Amended in the Offer.   Because Eligible Options were granted with an exercise price that was less than the fair market value of the underlying shares on the date of grant for tax purposes, and if such Eligible Options were not fully vested prior to January 1, 2005 and were not exercised on or prior to December 31, 2005, such Eligible Options will be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A. Although it is not entirely clear how options that are deemed to be nonqualified deferred compensation would be treated under Section 409A, we believe that the following adverse U.S. federal tax consequences will apply to Eligible Options that are not amended pursuant to the Offer:

•       For discounted options which remain unexercised as of the end of a year after 2004, the optionee would generally recognize taxable income in the tax year(s) after 2004 when the discounted option vests. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares and less any income previously recognized. While it is not clear how this value would be measured, such taxation would likely be based on the value of the shares on December 31 of the applicable year. Please note that taxation could occur in such manner even though the discounted option remains unexercised.

•       The optionee would generally recognize taxable income in the tax year(s) after 2005 when the discounted option is exercised. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price and any income previously recognized (e.g., income recognized upon vesting as described above).

•       The optionee would incur an additional twenty percent (20%) tax because of Section 409A on the income recognized in connection with the paragraphs above. Synopsys notified employees who exercised Eligible Options during 2006 and January 1, 2007 through February 5, 2007 and has agreed to pay the Section 409A tax associated with such exercises.

•       The optionee may also be liable for additional tax in the nature of interest if the income should have been recognized in an earlier year than first reported.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state tax laws) on your Eligible Option(s). Please note, however, that Synopsys will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by Eligible Optionees under Section 409A in connection with the Eligible Portion of those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any taxes, penalties, and interest payable under Section 409A and related state tax laws resulting from any decision not to accept our offer to amend your Eligible, including as a result of any exercises of Eligible Options after February 5, 2007.

Tax Consequences Related to Eligible Options that Are Not Amended in the Offer as a Result of Termination Of Service.   In the event you terminate employment with Synopsys for any reason prior to expiration or termination of the Offer, you will not be entitled to participate in the Offer. In such a case, you will be permitted to exercise your Eligible Options to the extent vested at the time of termination for the limited post-termination exercise period set forth in your option agreement. Based on currently available guidance, Synopsys believes that exercises after the date of termination of employment will not trigger the Section 409A tax.

Tax Consequences Related to Eligible Options that Are Amended in the Offer.

•       Acceptance of Offer.   If you accept the Offer to amend the Eligible Portion(s) of your Eligible Option(s), there should be no taxable event for U.S. federal income tax purposes at the time of your acceptance.

•       Amendment of the Eligible Option.   The amendment of your Eligible Option should not be a taxable event for U.S. federal income tax purposes.

•       Exercise of Amended Option(s).   Upon each exercise of an Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Synopsys will collect the applicable withholding taxes with respect to such income.

•       Sale of Acquired Shares.   The subsequent sale of the shares acquired upon the exercise of an Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of the Amended Option(s) for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are sold more than one (1) year after the date the Amended Option(s) is exercised for those shares.

At this time there is relatively little guidance as to how Section 409A applies to Eligible Options that are amended pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the adverse personal tax consequences of Section 409A and applicable state laws of similar effect

Below is an illustration of the tax consequences of exercising an Eligible Option that has been amended pursuant to the Offer versus exercising an Eligible Option that is not so amended:

EXAMPLE

You are a resident of California and hold a discounted option to acquire 500 shares of Synopsys stock at an exercise price of $19.00, 300 of which vested prior to 2005 (the “Ineligible Portion”) and 200 of which vested in 2005 and 2006 and remain unexercised (the “Eligible Portion”). The fair market value of the option on the correct accounting measurement date was $20.00. The discount on the option is therefore $1.00 per share. Synopsys is offering to amend the unexercised portion of the Eligible Portion (i.e., 200 shares) to increase the exercise price from $19.00 to $20.00 per share.

If you were to accept the Offer and subsequently exercised and immediately sold the Eligible Portion at a stock price of $25.00, then you would have a gain of $1,000 (equal to ($25.00 - $20.00) x 200), which would be subject to ordinary income and employment taxes of $519.50 (assuming you were subject to the maximum rate of 35% federal, 9.3% California, 6.2% Social Security and 1.45% Medicare). You would therefore have net after-tax proceeds of $480.50 with respect to the Eligible Portion.

If, however, you chose not to accept the Offer, the entire gain relating the Eligible Portion would be subject to an additional federal tax of 20% and state tax of 20% (plus, in each case, an interest charge and penalty) on the total gain. This tax would be in addition to your regular ordinary income tax on those shares. Therefore, in this example (ignoring the interest charge and penalty), your gain would be $1,200 (equal to ($25.00 - $19.00) x 200), but this gain would be reduced by a total tax of $1,103.40, resulting in net after-tax proceeds of $96.60.

In both cases, the Ineligible Portion (the 300 shares which vested prior to 2005) would continue to have an exercise price of $19.00 and would be exercisable without being subject to the 409A tax.

Other Tax Consequences.   If you are subject to the tax laws in more than one state, you should be aware that tax consequences of more than one state may apply to you as a result of your receipt, vesting or exercise of an Eligible Option and/or your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. In addition to the Offer, you should review the prospectus for the Plan under which your Eligible Option(s) were granted and its discussion of U.S. federal income tax consequences. You can request a copy of each Plan prospectus from stock@synopsys.com. We will provide a copy, free of charge upon request.

13.          EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for amendment if any of the conditions specified in Section 7 of this Offering Memorandum occur. In order to postpone the acceptance of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be amended in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:58 p.m., Pacific Time, on April 23, 2007. Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•       increase or decrease the number of Eligible Options to be amended in the Offer; or

•       extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14.          FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to amend their Eligible Options in connection with the Offer.

15.          INFORMATION ABOUT SYNOPSYS.

General.   Our principal executive offices are located at Synopsys, Inc., 700 East Middlefield Road, Mountain View, CA 94043 U.S.A., and our telephone number is (650) 584-5000. Our website address is www.synopsys.com. The information on our website is not a part of the Offer.

Synopsys is a world leader in electronic design automation software and related services for semiconductor design companies. Synopsys delivers technology-leading semiconductor design and verification software platforms and integrated circuit manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips. Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for our customers. In addition, Synopsys provides software and services that help customers prepare and optimize their designs for manufacturing.

Financial Information.   The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 filed with the SEC on January 11, 2007, and our Quarterly Report on Form 10-Q for the period ended January 31, 2007 filed with the SEC on March 9, 2007. All amounts are in thousands, except per share data.

	Year Ended			Three Months Ended
	October 31, 2006	October 31, 2005	October 31, 2004	January 31, 2007	January 31, 2006
Operating Data:
Revenue	$1,095,560	$991,931	$1,092,104	$300,210	$260,189
Gross margin	$872,033	$737,295	$834,918	$241,835	$204,900
Operating income	$29,432	$(59,845)	$86,027	$19,822	$(346)
Net income (loss)	$24,742	$(17,114)	$75,084	$23,357	$1,697
Diluted net income per share	$0.17	$(0.12)	$0.47	$0.16	$0.01
Basic net income per share	$0.17	$(0.12)	$0.49	$0.16	$0.01
Current assets	$894,490	$947,479	$913,033	$1,023,991	$868,424
Total assets	$2,157,822	$2,133,424	$2,087,567	$2,275,764	$2,061,979
Current liabilities	$871,096	$816,927	$743,129	$874,958	$794,461
Convertible subordinated debentures	$—	$—	$—	$—	$—
Other long-term liabilities	$123,559	$105,860	$85,983	$132,946	$105,960
Total liabilities	$994,655	$922,787	$829,112	$1,007,904	$900,421
Total stockholders’ equity	$1,163,167	$1,210,637	$1,258,455	$1,267,860	$1,161,558
Book value per common share	$8.04	$8.35	$7.87	$8.56	$7.90

Ratio of Earnings (Loss) to Fixed Charges

	Year Ended		Three Months Ended
	October 31, 2006	October 31, 2005	January 31, 2007	January 31, 2006
	(in thousands, except ratio of earnings to fixed charges)
Operating Data:
Fixed Charges:
Interest expensed and debt cost amortization	$1,677	$1,590	$201	$315
Estimate of interest within rental expense	—	—	—	—
Total Fixed Charges	$1,677	$1,590	$201	$315
Earnings:
Pre-tax income (loss) from continuing operations	$43,719	$(7,789)	$27,756	$3,026
Fixed charges	1,677	1,590	201	315
Total earnings (loss) for computation of ratio	$45,396	$(6,199)	$27,957	$3,341
Ratio of earnings (loss) to fixed charges	27	(4)	139	11

The financial information included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 filed with the SEC on January 11, 2007, and our Quarterly Report on Form 10-Q for the period ended January 31, 2007 filed with the SEC on March 9, 2007 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16—“Additional Information.”

Litigation.

Synopsys v. Magma Design Automation, Inc.

In September 2004, Synopsys filed suit against Magma Design Automation, Inc. (“Magma”) in U.S. District Court for the Northern District of California alleging infringement by Magma of three patents. In April 2006, the parties proceeded to trial on the issue of ownership of these patents (the “Ownership Trial”). In December 2006, we filed a motion for a preliminary injunction to require Magma to withdraw its claim of ownership on the patents considered during the Ownership Trial. In January 2007, the court granted our motion and directed Magma to transfer record title to Synopsys. Also in January 2007, the court ruled that Synopsys is the sole owner of one of the patents in the litigation and that Synopsys and IBM are co-owners of the other two patents. A second trial (the “Infringement Trial”) will be required in order to determine the relief that should issue in connection with any infringement of our patents; however, the court has not yet scheduled the Infringement Trial.

In September 2005, we filed two additional actions against Magma. One of the actions, filed in the Superior Court of California and later removed to the U.S. District Court for the Northern District of California, alleges that Magma engaged in actions that constitute common law and statutory unfair business practices. In that action Magma filed a motion to dismiss, which remains under submission. In the remaining action, we asserted three patents against Magma in U.S. District Court for the District of Delaware. In its answer and counterclaims, Magma asserted patents against Synopsys and alleged that we have engaged in various practices that constitute antitrust violations and have violated various state laws. Magma seeks declaratory relief that the patents asserted by Synopsys are invalid or unenforceable. Magma also seeks an injunction prohibiting Synopsys from infringing the patents it has asserted, and seeks unspecified damages. Synopsys has filed an answer denying Magma’s allegations and asserting that the Magma patents at issue are either unenforceable or invalid. On February 21, 2007, the Court dismissed all antitrust and non-patent claims brought by Magma against Synopsys with prejudice based upon a stipulation by the parties. A trial on the remaining issues is scheduled for June 2007.

While Synopsys believes Magma’s claims in all actions are without merit and is vigorously contesting them, there can be no assurance that the final resolution of this matter will not have an adverse impact on Synopsys’ business.

IRS Revenue Agent’s Report

On June 8, 2005, we received a Revenue Agent’s Report in which the Internal Revenue Service proposed to assess a net tax deficiency for fiscal years 2000 and 2001 of approximately $476.8 million, plus interest. Interest accrues on the amount of any deficiency finally determined until paid, and compounds daily at the federal underpayment rate, which adjusts quarterly.

This proposed adjustment primarily relates to transfer pricing transactions between Synopsys and a wholly-owned foreign subsidiary. The proposed adjustment for fiscal years 2000 and 2001 is the total amount relating to these transactions asserted under the IRS theories.

On July 13, 2005, we filed a protest to the proposed deficiency with the IRS, which caused the matter to be referred to the Appeals Office of the IRS. We expect to begin the appeals process during 2007. However, final resolution of this matter could take a considerable time, possibly years. We strongly believe the proposed IRS adjustments and resulting proposed deficiency are inconsistent with applicable tax laws, and that we thus have meritorious defenses to these proposals. Accordingly, we will continue to challenge these proposed adjustments vigorously. While we believe the IRS’ asserted adjustments are not supported by applicable law, we believe it is probable we will be required to make additional payments in order to resolve this matter. However, based on our analysis to date, we believe we have adequately provided for this matter. If we determine our provision for this matter to be inadequate or are required to pay a significant amount of additional U.S. taxes and applicable interest in excess of our provision for this matter, our results of operations and financial condition could be materially and adversely affected.

Other Proceedings

We are also subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business. The ultimate outcome of any litigation is uncertain and unfavorable outcomes could have a negative impact on our results of operations and financial condition. Regardless of outcome, litigation can have an adverse impact on Synopsys because of the defense costs, diversion of management resources and other factors.

16.          ADDITIONAL INFORMATION.

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept the Offer with respect to your Eligible Options:

1.                 Annual Report on Form 10-K for the year ended October 31, 2006 filed on January 11, 2007, as amended including all materials incorporated by reference therein.

2.                 Current Report on Form 8-K, dated December 5, 2006, filed on December 11, 2006.

3.                 Quarterly Report on Form 10-Q for the period ended January 31, 2007 filed on March 9, 2007

4.                 All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 2006, including all materials incorporated by reference therein.

5.                 The description of the common stock contained in our Registration Statement on Form 8-A, filed on January 24, 1992, and any amendment or report filed for the purpose of updating such description.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as Synopsys that file electronically with the SEC. The address of the SEC web site is www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Attention: Investor Relations
Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA 94043 U.S.A.

or by emailing us at invest-info@synopsys.com, or by calling us at (650) 584-4257 between 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about Synopsys should be read together with the information contained in the documents to which we have referred you.

17.          FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offering Memorandum and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the Section entitled “Risk Factors Related To the Offer.” More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 filed with the SEC on January 11, 2007, and our Quarterly Report on Form 10-Q for the period ended January 31, 2007 filed with the SEC on March 9, 2007.

We will assess whether we are permitted to make the Offer in all states. In the event that we determine that we are not legally able to make the Offer in a particular state, we reserve the right to withdraw the Offer in that particular state and we will inform you of this decision. If we withdraw the Offer in a particular state, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Optionees residing in that state.

The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from Synopsys is limited to this document, the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto.

Synopsys, Inc.   March 23, 2007

ATTACHMENT A

TABLE OF GRANT DATES

Original Date of Grant	Original Option Exercise Price(1)	FMV on Accounting Measurement Date (Corrected Exercise Price)(1)	Price Differential
Jan. 8, 2001	$24.06	$25.78	$1.72
Feb. 12, 2001	$24.94	$26.26	$1.32
Mar. 28, 2001	$21.56	$23.47	$1.91
Apr. 9, 2001	$23.47	$26.61	$3.14
May 23, 2001	$30.00	$30.68	$0.68
Jul. 11, 2001	$22.02	$24.40	$2.38
Aug. 23, 2001	$23.13	$23.92	$0.80
Nov. 19, 2001	$26.19	$27.05	$0.86
Dec. 13, 2001	$27.20	$27.49	$0.29
Feb. 21, 2002	$22.84	$23.25	$0.41
Apr. 11, 2002	$23.64	$24.94	$1.30
May 21, 2002	$25.45	$26.35	$0.90
Jun. 11, 2002	$24.94	$25.46	$0.52
Jul. 11, 2002	$22.48	$22.71	$0.23
Aug. 21, 2002	$22.00	$22.90	$0.90
Sep. 19, 2002	$21.07	$21.12	$0.05
Feb. 18, 2003	$19.78	$20.58	$0.80
Mar. 11, 2003	$20.01	$21.18	$1.17
Apr. 15, 2003	$22.96	$23.73	$0.78
May 19, 2003	$25.00	$29.33	$4.33
Sep. 15, 2003	$32.18	$33.45	$1.28
Oct. 13, 2003	$28.19	$30.88	$2.69
Oct. 23, 2003	$30.77	$30.88	$0.11
Nov. 18, 2003	$28.90	$31.00	$2.10
Dec. 9, 2003	$31.79	$33.44	$1.65
Jan. 14, 2004	$35.70	$37.11	$1.41
Apr. 16, 2004	$28.68	$29.40	$0.72
May 17, 2004	$25.19	$29.37	$4.18
Jul. 16, 2004	$24.92	$25.69	$0.77
Aug. 19, 2004	$14.65	$15.18	$0.53
Sep. 15, 2004	$16.60	$16.72	$0.12
Oct. 15, 2004	$16.00	$16.18	$0.18
Nov. 15, 2004	$17.09	$17.44	$0.35
Dec. 10, 2004	$17.58	$18.23	$0.65
Jan. 13, 2005	$17.50	$17.70	$0.20
Mar. 11, 2005	$17.95	$18.20	$0.25
May 16, 2005	$17.20	$17.83	$0.63
Jul. 11, 2005	$17.60	$18.12	$0.52
Aug. 17, 2005	$16.98	$18.63	$1.65
Oct. 10, 2005	$18.45	$18.81	$0.36

(1)          The Original Option Exercise Price and the Corrected Exercise Price reflect a 2:1 stock split that occurred on September 23, 2003.

A-1

ATTACHMENT B

FORM OF ELECTION SCREEN

FORM OF ELECTION SCREEN

Hello,           , below are your current outstanding Eligible Option Grants.

Name and Address:

[Full name]

[Address]

[Email]

To view all your outstanding Option Grants, please click on the link below to open a new browser window and log into your E*Trade account.

www.etrade.com/stockplans

I hereby make the following election with respect to my Eligible Option(s) in the Offer made by Synopsys, Inc. (“Synopsys”) pursuant to the Offer to Amend Eligible Options dated March 23, 2007 (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Subject to the foregoing, with respect to ALL Eligible Options identified in the table below, I hereby elect (by checking only one box):

☐     to amend the entire Eligible Portion of each Eligible Option identified in the table below.

☐     to NOT amend each Eligible Option identified in the table below:

[Message below displayed to participants who check the box “to NOT amend…]

As described in the Amendment Program materials, if you elect NOT to amend your Eligible Options, (1) you will not be able to avail yourself of any solution to avoid the Section 409A taxes on your Eligible Option, (2) Synopsys will report any vesting and exercises of your Eligible Options to the appropriate taxing authorities and make any applicable tax withholding as required by law, and (3) you will be personally responsible for the amount of any and all taxes due in respect of your exercised discounted option(s), including taxes imposed under Section 409A as a result of exercises of exercises of Eligible Options after February 5, 2007. If you choose not to accept our offer to amend your Eligible Options, you are strongly encouraged to consult with your own tax advisors prior to making such decision in order to discuss the tax consequences of any such choice.

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price (Split Adjusted)(1)	Shares Subject to Eligible Portion (Split Adjusted)(1)	Corrected Exercise Price for Eligible Portion (Split Adjusted)(1)
		$		$
		$		$
		$		$
		$		$
		$		$

(1)          The reference to “Split Adjusted” in the table above reflects a 2:1 stock split that occurred on September 23, 2003.

I hereby agree that, unless I revoke my election before 11:59 p.m., Pacific Time, on April 23, 2007 (or a later expiration date if Synopsys extends the Offer), my election will be irrevocable, and if accepted by Synopsys, this election shall operate to amend the Eligible Option(s) as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election by submitting a new election electronically via the Mellon Investor Services website. Submissions made by any other means, including email, hand delivery, facsimile, inter-office mail or U.S. mail (or other postal service) will not be accepted. Any change of election received after the Expiration Time will be void and of no effect.

I agree that my decision to amend or not amend the Eligible Portion of my Eligible Option in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender my Eligible Option(s). I understand that if I elect to tender an Eligible Option, I must tender the entire Eligible Portion of my Eligible Option. If I hold more than one Eligible Option and elect to participate in the Offer, I further understand that I must tender all of my Eligible Options.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Synopsys (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering Memorandum, Synopsys has made no representations or warranties to me regarding this Offer or the future pricing of Synopsys stock, and that my participation in this Offer is at my own discretion.

If I exercise my Eligible Option(s) as to the Eligible Portion(s) prior to the conclusion of this Offer, I will no longer be eligible to tender my Eligible Option(s) as to the portion that has been exercised and any election I have made as to such exercised portion will be of no further force and effect. If my service with Synopsys terminates prior to the Expiration Time, I understand that I will no longer be eligible to participate in the Offer and any election I have made to amend my Eligible Option(s) will be of no further force and effect.

I hereby acknowledge and agree that neither Synopsys nor any of its respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to amend the Eligible Portion(s) of my Eligible Option(s) and that I am not relying on any information provided or representation made by Synopsys or any of its respective employees or agents in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that after I make or change my election electronically on the Mellon website, I will see an Election Confirmation screen confirming my election. In addition, within five (5) business days after the Expiration Time, I will receive via email at my Synopsys email address the Final Election Confirmation that confirms the last election that I made for my Eligible Option(s) as of the Expiration Time. I agree that I will print and keep a copy of the Election Confirmation screens and the Final Election Confirmation email. In the event that I do not see an Election Confirmation screen after making or changing my election or receive my Final Election Confirmation email confirming my elections in the time frame described above, I understand that it is my responsibility to call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

I AGREE THAT SYNOPSYS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

THIS FORM MAY ONLY BE COMPLETED AND SUBMITTED THROUGH THE MELLON INVESTOR SERVICES WEBSITE NO LATER THAN 11:59 P.M., PACIFIC TIME, ON MONDAY, APRIL 23, 2007 (OR A LATER EXPIRATION DATE IF SYNOPSYS EXTENDS THE OFFER).

By clicking below, you agree to the terms and conditions of this Discounted Option Amendment Program as described in the Tender Offer document.

SUBMIT [button]

Click on the following links to view details of the Synopsys Discounted Option Amendment Program:

•       Offer to Amend [button]

•       SynopsysWorld Article/Frequently Asked Questions [button]

DISCOUNTED OPTION AMENDMENT PROGRAM EXPIRES AT 11:59 P.M. PACIFIC TIME ON APRIL 23, 2007

IF YOU HAVE ANY QUESTIONS, CONTACT THE MELLON CALL CENTER, MONDAY THROUGH FRIDAY

BETWEEN THE HOURS OF 9:00 A.M. AND 7:00 P.M., EDT AT

1-866-210-7111

ATTACHMENT C

FORM OF ELECTION CONFIRMATION SCREEN (PRE-EXPIRATION TIME)

FORM OF ELECTION CONFIRMATION SCREEN

Dear [                     ]

Under the terms of the Synopsys Offer you have elected the following:

[to amend the entire Eligible Portion of each Eligible Option identified in the table below.]

[to NOT amend each Eligible Option identified in the table below.] [only one sentence shown]

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price (Split Adjusted)(1)	Shares Subject to Eligible Portion (Split Adjusted)(1)	Corrected Exercise Price for Eligible Portion (Split Adjusted)(1)
		$		$
		$		$
		$		$
		$		$
		$		$

(1)          The reference to “Split Adjusted” in the table above reflects a 2:1 stock split that occurred on September 23, 2003.

Please be advised that you cannot update your election(s) after the Discounted Option Amendment Program expires at 11:59 p.m. Pacific Time on Monday, April 23, 2007. However, you may return to this web site at any time before the Discounted option Amendment Program expiration date/time to update your election(s).

We strongly encourage you to print a copy of this page and keep it for your records.

You may change your election at any time before 11:59 p.m., Pacific Time, on April 23, 2007 (or a later expiration date if Synopsys extends the offer) by submitting a new election electronically through the Mellon website. All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options filed with the Securities and Exchange Commission on March 23, 2007 and separately provided to you via email.

Note:   Your most recent election submitted through the Mellon website before the Expiration Time will be the form considered for acceptance by Synopsys.

A Final Election Confirmation will be emailed to you within five (5) business days following the Expiration Time. In the event that you do not receive the Final Election Confirmation email confirming your election in the time frame so described, please call Mellon Monday through Friday at 1-866-210-7111 during the hours of 9:00 a.m. to 7:00 p.m., Eastern Time.

Please note that our receipt of your election is not by itself an acceptance of your election. For purposes of the Offer, Synopsys will be deemed to have accepted for amendment Eligible Options with respect to which proper acceptances of the Offer have been made and not properly withdrawn as of the Expiration Time in accordance with the terms of the Offer.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend Eligible Options dated March 23, 2007 (the “Offering Memorandum”).

Thank you for participating in this offer. Please print this page for your records.

Log out [button]

Click on the following links to view details of the Synopsys Discounted Option Amendment Program:

•      Offer to Amend [button]

•      SynopsysWorld Article/Frequently Asked Questions [button]

DISCOUNTED OPTION AMENDMENT PROGRAM EXPIRES AT 11:59 P.M. PACIFIC TIME ON APRIL 23, 2007

IF YOU HAVE ANY QUESTIONS, CONTACT THE MELLON CALL CENTER, MONDAY THROUGH FRIDAY

BETWEEN THE HOURS OF 9:00 A.M. AND 7:00 P.M., EDT AT

1-866-210-7111

ATTACHMENT D

FORM OF FINAL ELECTION CONFIRMATION EMAIL (POST-EXPIRATION TIME FOR OFFER PARTICIPANTS)

D-1

FORM OF FINAL ELECTION CONFIRMATION EMAIL (POST-EXPIRATION TIME FOR OFFER PARTICIPANTS)

To:           [Name]
From:      Synopsys, Inc.
Subject:   Statement Regarding Final Election Confirmation (Post-Expiration Time for Offer Participants)

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election to amend the Eligible Portion(s) of your Eligible Option(s) and have amended the applicable exercise price(s) of the Eligible Portion(s) to be the Corrected Exercise Price(s) as described in the Offering Memorandum. Please note that, due to the complexity of amending just the Eligible Portions of your Eligible Options in our stock database, your Amended Options may not be available for exercise for up to twenty (20) business days following the Expiration Time.

We strongly encourage you to print a copy of this page and keep it for your records.

This Final Election Confirmation and the Offering Memorandum reflect the entire agreement between you and Synopsys with respect to the Offer.

D-2

ATTACHMENT E

FORM OF FINAL ELECTION CONFIRMATION EMAIL (POST-EXPIRATION TIME FOR OFFER
NON-PARTICIPANTS)

E-1

FORM OF FINAL ELECTION CONFIRMATION EMAIL (POST-EXPIRATION TIME FOR OFFER
NON-PARTICIPANTS)

To:	[Name]
From:	Synopsys, Inc.
Subject:	Final Election Confirmation (Post-Expiration Time for Offer Non-Participants)

This notice is to information you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

You have elected not to amend the Eligible Portion(s) of your Eligible Option(s) described below. As a result, the Eligible Portion(s) of your Eligible Option(s) will not be amended to reflect the applicable Corrected Exercise Price as described in the Offering Memorandum.

We strongly encourage you to print a copy of this page and keep it for your records.

This Final Election Confirmation and the Offering Memorandum reflect the entire agreement between you and Synopsys with respect to the Offer.

E-2